Exhibit 99.1
June 10, 2020

UNITED NATURAL FOODS, INC. REPORTS THIRD QUARTER FISCAL 2020 RESULTS

Providence, Rhode Island- June 10, 2020 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the third quarter of fiscal 2020 (13 weeks) ended May 2, 2020.

Third Quarter Fiscal 2020 Highlights

•	Net Sales increased 12% to $6.67 billion compared to $5.96 billion in last year’s fiscal third quarter

•	Net income increased 54% to $88 million; Adjusted EBITDA increased 32% to $222 million

•	Earnings per diluted share (EPS) of $1.60; Adjusted EPS increased 130% to $1.40

•	Net debt reduced by $302 million compared to the second quarter of fiscal 2020

•	Updates fiscal 2020 guidance, which includes the impact of Retail included in Continuing Operations

“UNFI’s ability to successfully manage the strong increase in customer demand driven by the COVID-19 pandemic is a testament to the dedication of our associates, our strong industry position, and the critical role we play in the North American food supply chain,” said Steven L. Spinner, Chairman and Chief Executive Officer.  “We expect elevated consumer demand for our wide variety of natural, conventional and fresh perimeter products, along with our ongoing synergy and integration initiatives, to result in a strong finish to the fiscal year. I am so proud of our team of front line associates who continue to amaze us with their commitment to excellence. Our first priority will continue to be their safety.”

	13-Week Period Ended
($ in millions, except per share data)	May 2, 2020	April 27, 2019	% Change
Net Sales	$6,668	$5,963	11.8%
Supermarkets channel(1)	$4,267	$3,701	15.3%
Supernatural channel	$1,279	$1,102	16.1%
Independents channel(1)	$684	$707	(3.3)%
Other channel(1)	$438	$453	(3.3)%
Net Income	$88	$57	54.4%
Adjusted EBITDA(2)	$222	$168	32.1%
Earnings Per Diluted Share (EPS)	$1.60	$1.12	42.9%
Adjusted Earnings Per Diluted Share (EPS)(2)	$1.40	$0.61	129.5%

(1)
During the first quarter of fiscal 2020, the presentation of net sales by customer channel was adjusted to reflect reclassification of customer types resulting from management’s determination that a customer serviced by both legacy Supervalu and UNFI should be classified as a Supermarket customer given that customer’s operations. During the second quarter of fiscal 2020, the presentation of net sales by customer channel was adjusted to reflect conventional military sales within Other instead of Independents based on management’s determination to better reflect the focus of its ongoing business and the definition of customer channels above. There was no impact to the Condensed Consolidated Statements of Operations as a result of the reclassification of customer types. As a result of these adjustments, net sales to the Company’s Supermarkets channel for the third quarter of fiscal 2019 increased approximately $26 million, compared to the previously reported amounts, while net sales to the Other channel for the third quarter of fiscal 2019 increased $96 million, compared to previously reported amounts. Net sales to the Company’s Independents channel for the third quarter of fiscal 2019 decreased $122 million, compared to the previously reported amounts. The change in independent channel sales includes a 900 basis point decline associated with customer bankruptcies in the second quarter.

(2)	Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with U.S. GAAP.

Third Quarter Fiscal 2020 Summary

Net sales from continuing operations benefited from strong customer demand driven by responses to COVID-19, including the benefits from cross selling, partially offset by the impact from customer bankruptcies that occurred in the second quarter.

Gross margin rate for the third quarter of fiscal 2020 was 12.85% of net sales compared to 13.22% of net sales for the third quarter of fiscal 2019. The decrease in gross margin rate was primarily driven by a mix shift toward lower margin conventional products and lower levels of vendor funding, partially offset by lower levels of inventory shrink.

Operating expenses in the third quarter of fiscal 2020 were $774.4 million, or 11.61% of net sales, compared to $737.7 million, or 12.37% of net sales, for the third quarter of fiscal 2019. The decrease in operating expenses as a percent of net sales was driven by leveraging fixed operating and administrative expenses and the benefit of synergy and integration efforts, partially offset by incremental costs related to COVID-19, including the impact of temporary pandemic-related incentives, additional labor support and additional costs for safety protocols and procedures at the Company’s distribution centers.

Restructuring, acquisition and integration related expenses in the third quarter of fiscal 2020 were $10.4 million, including closed property reserve charges and costs, compared to $19.4 million in the third quarter of fiscal 2019.

Operating income in the third quarter of fiscal 2020 was $71.7 million and included $10.4 million of restructuring, acquisition and integration related expenses. When excluding the restructuring, acquisition and integration expenses, operating income in the third quarter of fiscal 2020 was $82.2 million, or 1.23% of net sales. Operating income in the third quarter of fiscal 2019 was $69.7 million and included a favorable goodwill impairment adjustment of $38.3 million, and restructuring, acquisition, and integration related expenses of $19.4 million. When excluding these items, operating income for the third quarter of fiscal 2019 was $50.9 million, or 0.85% of net sales. The remaining increase in operating income, as a percent of net sales, was driven by higher net sales and a lower operating expense rate partially offset by a lower gross margin rate.

Interest expense, net for the third quarter of fiscal 2020 was $47.1 million. Interest expense, net for the third quarter of fiscal 2019 was $54.9 million. The decrease in interest expense, net was driven by lower amounts of outstanding debt and lower average interest rates.

Effective tax rate for continuing operations for the third quarter of fiscal 2020 was a benefit of 38.7% compared to a benefit of 32.4% for the third quarter of fiscal 2019. The third quarter effective tax rate for both fiscal years reflects a tax benefit based on consolidated pre-tax loss from continuing operations. The change in the effective tax rate for the quarter was primarily driven by an estimated tax benefit resulting from the Coronavirus Aid, Relief, and Economic Security (CARES) Act which allows net operating losses to be carried back into tax years with higher statutory rates.

Net income for the third quarter of fiscal 2020 was $88.1 million compared to $57.1 million for the third quarter of fiscal 2019.

Net income per diluted share (EPS) was $1.60 for the third quarter of fiscal 2020 compared to $1.12 for the third quarter of fiscal 2019. Adjusted EPS was $1.40 for the third quarter of fiscal 2020 compared to adjusted EPS of $0.61 in the third quarter of fiscal 2019, reflecting the benefits of higher net sales and the leveraging of fixed costs which were partially offset by a lower gross margin rate and incremental costs related to COVID-19.

Adjusted EBITDA for the third quarter of fiscal 2020 was $222.2 million compared to $168.2 million for the third quarter of fiscal 2019 reflecting the benefits of higher net sales and the leveraging of fixed costs, as well as the benefit of integration synergies, which were partially offset by a lower gross margin rate and incremental costs related to COVID-19.

Total Outstanding Debt, net of cash, decreased $302 million in the third quarter of fiscal 2020 (compared to the second quarter of fiscal 2020) driven by net cash provided by operations, including the benefit of lower levels of working capital, partially offset by the addition of an approximately $94 million finance lease associated with a purchase option exercised for a distribution center.

Fiscal 2020 Outlook (1)

On May 12, 2020 UNFI withdrew its previous fiscal 2020 full year guidance based on the strength of its fiscal 2020 year-to-date financial performance. The following table presents the Company’s updated outlook for fiscal 2020. The Company now expects to continue to operate its Cub Foods banner and certain of its Shoppers Food Warehouse stores for up to 24 months. Accordingly, the Company is also presenting its guidance reflecting the impact of moving Cub Foods and certain Shoppers Food Warehouse stores into continuing operations, consistent with how it expects to report its fourth quarter and full-year 2020 results. The outlook for Net Loss and Loss Per Share includes the $425 million pre-tax, or $7.95 per share, non-cash Goodwill and asset impairment charges incurred in the first quarter.

Fiscal Year Ending August 1, 2020(1)	Previous Full Year Outlook	Full Year 2020 Outlook (Retail in Discontinued Operations)	Impact of Moving Majority of Retail to Continuing Operations	Full Year 2020 Outlook (Retail in Continuing Operations)

Net Sales ($ in billions)	$23.5 -$24.3	$25.2 -$25.4	$1.2	$26.4 - $26.6
Net Loss ($ in millions)(2) (3)	$(395) - $(363)	$(279) - $(267)	$(38)	$(317) - $(305)
Loss Per Share (EPS) (3)	$(7.39) - $(6.79)	$(5.15) - $(4.95)	$(0.70)	$(5.85) - $(5.65)
Adjusted Earnings Per Diluted Share (EPS)(4) (5)	$0.85 - $1.45	$2.60 - $2.80	$(0.30)	$2.30 - $2.50
Adjusted EBITDA(5) ($ in millions)	$520 - $560	$655 - $670	—	$655 - $670

(1)
The outlook provided above is for fiscal 2020. This outlook is forward-looking, is based on management's current estimates and expectations and is subject to a number of risks, including many that are outside of management's control. References to “Retail” relate to Cub Foods and certain Shoppers Food Warehouse stores.  See cautionary language below.

(2)
The $(38) million after-tax impact is composed of pre-tax depreciation and amortization expense for fiscal 2019 of $25 million and fiscal 2020 of $23 million, the sum of which is presented net of tax at the estimated GAAP tax rate.

(3)	Net loss and loss per share include the non-cash goodwill and asset impairment charges incurred in the first quarter of fiscal 2020 of $425 million pre-tax, or $7.95 per share.

(4)
Beginning with periods ending after August 3, 2019, the Company is using an adjusted effective tax rate in calculating Adjusted EPS. The adjusted effective tax rate will be calculated based on adjusted net income before tax. It also excludes the potential impact of changes to uncertain tax positions, valuation allowances, stock compensation accounting (ASU 2016-09) and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.

(5)	Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Conference Call and Webcast
The Company’s third quarter fiscal 2020 conference call and audio webcast will be held today, Wednesday, June 10, 2020 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America's premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper 'full-store' selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest publicly-traded grocery distributor in America. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

INVESTOR CONTACT:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended August 3, 2019 filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2019 and other filings the Company makes with the SEC, and include, but are not limited to, the impact and duration of the COVID-19 outbreak; the Company’s dependence on principal customers; the potential for additional asset impairment charges; the Company’s sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends; the Company’s ability to realize anticipated benefits of its acquisitions and dispositions, in particular, its acquisition of SUPERVALU; the possibility that restructuring, asset impairment, and other charges and costs we may incur in connection with the sale or closure of our retail operations will exceed our current expectations; the Company’s reliance on the continued growth in sales of higher margin natural and organic foods and non-food products in comparison to lower margin conventional grocery products; increased competition in the Company’s industry as a result of increased distribution of natural, organic and specialty products and direct distribution of those products by large retailers and online distributors; increased competition as a result of continuing consolidation of retailers in the natural product industry and the growth of supernatural chains; the Company’s ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the addition or loss of significant customers or material changes to the Company’s relationships with these customers; volatility in fuel costs; volatility in foreign exchange rates; the Company’s sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company’s business; the potential for disruptions in the Company’s supply chain or its distribution capabilities by circumstances beyond its control, including a health epidemic (such as the recent outbreak of COVID-19, or the novel coronavirus); the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; and our ability to identify and successfully complete asset or business acquisitions. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted EBITDA, adjusted earnings per diluted common share, and adjusted effective tax rate. The non-GAAP adjusted earnings per diluted common share measure is a consolidated measure, which the Company reconciles by adding Net income attributable to UNFI plus goodwill and asset impairment charges, restructuring, acquisition, and integration related expenses, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, discontinued operations store closures and other charges, net, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact for fiscal 2020 is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The non-GAAP adjusted effective tax rate excludes the potential impact of changes to various uncertain tax positions and valuation allowances, as well as stock compensation accounting (ASU 2016-09). The non-GAAP adjusted EBITDA measure is defined as a consolidated measure inclusive of continuing and discontinued operations results, which we reconcile by adding Net (loss) income from continuing operations, plus Total other expense, net and (Benefit) provision for income taxes, plus Depreciation and amortization calculated in accordance with GAAP, plus adjustments for Share-based compensation, Restructuring, acquisition and integration related expenses, goodwill and asset impairment charges, certain legal charges and gains, certain other non-cash charges or items, as determined by management, plus Adjusted EBITDA of discontinued operations calculated in a manner consistent with the results of continuing operations outlined above.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting non-GAAP financial measures aids in making period-to-period comparisons, assessing the performance of our business and understanding the underlying operating performance and core business trends, and is a meaningful indication of its actual and estimated operating performance. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2020 fiscal year to the comparable periods in the 2019 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands, except for per share data)

	13-Week Period Ended		39-Week Period Ended
	May 2, 2020	April 27, 2019	May 2, 2020	April 27, 2019
Net sales	$6,667,681	$5,962,620	$18,824,870	$14,979,982
Cost of sales	5,811,151	5,174,070	16,421,838	13,017,318
Gross profit	856,530	788,550	2,403,032	1,962,664
Operating expenses	774,376	737,681	2,300,635	1,852,768
Goodwill and asset impairment (adjustment) charges	—	(38,250)	425,405	332,621
Restructuring, acquisition and integration related expenses	10,449	19,438	54,385	134,567
Operating income (loss)	71,705	69,681	(377,393)	(357,292)
Other expense (income):
Net periodic benefit income, excluding service cost	(12,758)	(10,941)	(27,419)	(22,691)
Interest expense, net	47,108	54,917	145,247	121,149
Other, net	(973)	958	(1,539)	231
Total other expense, net	33,377	44,934	116,289	98,689
Income (loss) from continuing operations before income taxes	38,328	24,747	(493,682)	(455,981)
Benefit for income taxes	(14,849)	(8,027)	(106,330)	(104,091)
Net income (loss) from continuing operations	53,177	32,774	(387,352)	(351,890)
Income from discontinued operations, net of tax	37,192	24,370	64,253	47,847
Net income (loss) including noncontrolling interests	90,369	57,144	(323,099)	(304,043)
Less net (income) loss attributable to noncontrolling interests	(2,238)	(52)	(3,407)	116
Net income (loss) attributable to United Natural Foods, Inc.	$88,131	$57,092	$(326,506)	$(303,927)

Basic earnings (loss) per share:
Continuing operations	$0.99	$0.64	$(7.24)	$(6.93)
Discontinued operations	$0.65	$0.48	$1.14	$0.95
Basic earnings (loss) per share	$1.64	$1.12	$(6.10)	$(5.99)
Diluted earnings (loss) per share:
Continuing operations	$0.96	$0.64	$(7.24)	$(6.93)
Discontinued operations	$0.63	$0.48	$1.12	$0.94
Diluted earnings (loss) per share	$1.60	$1.12	$(6.10)	$(5.99)
Weighted average shares outstanding:
Basic	53,718	50,846	53,485	50,748
Diluted	55,217	50,964	53,485	50,748

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except for per share data)

	May 2, 2020	August 3, 2019
ASSETS
Cash and cash equivalents	$56,425	$42,350
Accounts receivable, net	1,232,612	1,065,699
Inventories	2,025,694	2,089,416
Prepaid expenses and other current assets	279,886	226,727
Current assets of discontinued operations	128,855	143,729
Total current assets	3,723,472	3,567,921
Property and equipment, net	1,534,270	1,639,259
Operating lease assets	984,039	—
Goodwill	19,148	442,256
Intangible assets, net	956,717	1,041,058
Deferred income taxes	67,690	31,087
Other assets	94,181	107,319
Long-term assets of discontinued operations	321,256	352,065
Total assets	$7,700,773	$7,180,965
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,716,263	$1,476,857
Accrued expenses and other current liabilities	271,633	249,426
Accrued compensation and benefits	182,029	148,296
Current portion of operating lease liabilities	138,698	—
Current portion of long-term debt and finance lease liabilities	33,440	112,103
Current liabilities of discontinued operations	135,503	122,265
Total current liabilities	2,477,566	2,108,947
Long-term debt	2,541,657	2,819,050
Long-term operating lease liabilities	877,229	—
Long-term finance lease liabilities	145,672	108,208
Pension and other postretirement benefit obligations	191,105	237,266
Deferred income taxes	979	1,042
Other long-term liabilities	289,706	393,595
Long-term liabilities of discontinued operations	8,899	1,923
Total liabilities	6,532,813	5,670,031
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 55,292 shares issued and 54,677 shares outstanding at May 2, 2020; 53,501 shares issued and 52,886 shares outstanding at August 3, 2019	553	535
Additional paid-in capital	558,738	530,801
Treasury stock at cost	(24,231)	(24,231)
Accumulated other comprehensive loss	(151,645)	(108,953)
Retained earnings	786,400	1,115,519
Total United Natural Foods, Inc. stockholders’ equity	1,169,815	1,513,671
Noncontrolling interests	(1,855)	(2,737)
Total stockholders' equity	1,167,960	1,510,934
Total liabilities and stockholders’ equity	$7,700,773	$7,180,965

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	39-Week Period Ended
(In thousands)	May 2, 2020	April 27, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss including noncontrolling interests	$(323,099)	$(304,043)
Income from discontinued operations, net of tax	64,253	47,847
Net loss from continuing operations	(387,352)	(351,890)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	214,002	169,780
Share-based compensation	15,088	18,827
Loss (gain) on disposition of assets	1,784	(1,147)
Closed property and other restructuring charges	24,976	21,368
Goodwill and asset impairment charges	425,405	332,621
Net pension and other postretirement benefit income	(27,419)	(22,691)
Deferred income tax benefit	(17,381)	(65,552)
LIFO charge	19,256	13,686
Provision for doubtful accounts, net	44,238	12,486
Loss on debt extinguishment	73	2,562
Non-cash interest expense	10,993	6,375
Changes in operating assets and liabilities, net of acquired businesses	(12,525)	(130,051)
Net cash provided by operating activities of continuing operations	311,138	6,374
Net cash provided by operating activities of discontinued operations	141,141	70,816
Net cash provided by operating activities	452,279	77,190
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(118,245)	(136,953)
Purchases of acquired businesses, net of cash acquired	—	(2,282,327)
Proceeds from dispositions of assets	19,592	169,274
Proceeds from disposal of investments	9,434	—
Payments for long-term investment	—	(110)
Payments of company owned life insurance premiums	(1,335)	—
Other	(1,045)	299
Net cash used in investing activities of continuing operations	(91,599)	(2,249,817)
Net cash provided by investing activities of discontinued operations	18,569	50,065
Net cash used in investing activities	(73,030)	(2,199,752)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings of long-term debt	2,050	1,912,178
Proceeds from borrowings under revolving credit line	3,244,573	3,313,014
Proceeds from issuance of other loans	6,266	22,719
Repayments of borrowings under revolving credit line	(3,508,573)	(2,306,104)
Repayments of long-term debt and finance leases	(111,923)	(736,949)
Proceeds from the issuance of common stock and exercise of stock options	5,662	1,589
Payment of employee restricted stock tax withholdings	(1,015)	(3,253)
Payments for debt issuance costs	—	(62,587)
Net cash (used in) provided by financing activities of continuing operations	(362,960)	2,140,607
Net cash used in financing activities of discontinued operations	(2,525)	(254)
Net cash (used in) provided by financing activities	(365,485)	2,140,353
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(290)	(226)
NET INCREASE IN CASH AND CASH EQUIVALENTS	13,474	17,565
Cash and cash equivalents, at beginning of period	45,263	23,315
Cash and cash equivalents at end of period	58,737	40,880
Less: cash and cash equivalents of discontinued operations	(2,312)	(3,019)
Cash and cash equivalents	$56,425	$37,861
Supplemental disclosures of cash flow information:
Cash paid for interest	$139,040	$115,378
Cash (refunds) payments for federal and state income taxes, net	$(24,236)	$71,643

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
UNITED NATURAL FOODS, INC.

Reconciliation of Net income (loss) from continuing operations and Income from discontinued operations, net of tax to Adjusted EBITDA (unaudited)

	13-Week Period Ended		39-Week Period Ended
(in thousands)	May 2, 2020	April 27, 2019	May 2, 2020	April 27, 2019
Net income (loss) from continuing operations	$53,177	$32,774	$(387,352)	$(351,890)
Adjustments to continuing operations net income (loss):
Total other expense, net	33,377	44,934	116,289	98,689
Benefit for income taxes(1)	(14,849)	(8,027)	(106,330)	(104,091)
Depreciation and amortization	69,642	71,787	214,002	169,780
Share-based compensation	12,755	9,251	21,307	27,763
Restructuring, acquisition and integration related expenses(2)	10,449	19,438	54,385	134,567
Goodwill and asset impairment (adjustment) charges(3)	—	(38,250)	425,405	332,621
Note receivable charges(4)	—	—	12,516	—
Inventory fair value adjustment(5)	—	—	—	10,463
Legal reserve charge, net of settlement income(6)	—	2,200	1,196	2,200
Adjusted EBITDA of discontinued operations(7)	57,657	34,068	123,594	76,840
Adjusted EBITDA	$222,208	$168,175	$475,012	$396,942

Income from discontinued operations, net of tax(7)	$37,192	$24,370	$64,253	$47,847
Adjustments to discontinued operations net income:
Less net (income) loss attributable to noncontrolling interests	(2,238)	(52)	(3,407)	116
Total other expense, net	2,242	(369)	1,192	(957)
Provision for income taxes	12,071	7,772	20,447	13,759
Other expense	—	591	—	829
Share-based compensation	238	774	744	1,306
Restructuring, store closure and other charges, net(8)	8,152	982	40,365	13,940
Adjusted EBITDA of discontinued operations(7)	$57,657	$34,068	$123,594	$76,840

(1)	Fiscal 2020 includes the tax benefit from the CARES Act, which includes the impact of tax loss carrybacks to 35% tax years allowed under the CARES Act.

(2)
Fiscal 2020 year-to-date primarily reflects integration charges, closed property reserve charges and administrative and operational restructuring costs. Fiscal 2019 year-to-date primarily reflects expenses resulting from the acquisition of SUPERVALU and acquisition and integration expenses, including employee-related costs.

(3)
Fiscal 2020 year-to-date reflects a goodwill impairment charge attributable to a reorganization of our reporting units and a sustained decrease in market capitalization and enterprise value of the Company, resulting in a decline in the estimated fair value of the U.S. Wholesale reporting unit. In addition, this charge includes a goodwill finalization charge attributable to the SUPERVALU acquisition and an asset impairment charge. Fiscal 2019 year-to-date reflects a goodwill impairment charge attributable to the SUPERVALU acquisition.

(4)	Reflects reserves and charges for notes receivable issued by the SUPERVALU business prior to its acquisition to finance the purchase of stores by its customers.

(5)	Reflects a non-cash charge related to the step-up of inventory values as part of purchase accounting.

(6)	Reflects a charge to settle a legal proceeding and a charge related to our assessment of legal proceedings, net of income received to settle a legal proceeding.

(7)
Income from discontinued operations, net of tax and Adjusted EBITDA of discontinued operations excludes rent expense of $8.9 million and $11.6 million in the third quarters of fiscal 2020 and 2019, respectively, and $32.5 million and $24.3 million in fiscal 2020 and 2019 year-to-date, respectively, of operating lease rent expense related to stores within discontinued operations, but for which GAAP requires the expense to be included within continuing operations, as we expect to remain primarily obligated under these leases. Due to these GAAP requirements to show rent expense, along with other administrative expenses of discontinued operations within continuing operations, UNFI believes the inclusion of discontinued operations results within Adjusted EBITDA provides investors a meaningful measure of total performance.

(8)	Amounts represent store closure charges and costs, operational wind-down and inventory charges, and asset impairment charges related to discontinued operations.

Reconciliation of Net income / (loss) per Diluted Common Share to Adjusted Net income per Diluted Common Share (unaudited)

	13-Week Period Ended		39-Week Period Ended
	May 2, 2020	April 27, 2019	May 2, 2020	April 27, 2019
Net income /(loss) attributable to UNFI per diluted common share	$1.60	$1.12	$(6.10)	$(5.99)
Goodwill and asset impairment charges(1)	—	(0.75)	7.95	6.55
Restructuring, acquisition and integration related expenses(2)	0.19	0.38	1.02	2.65
Pension settlement charge(3)	—	—	0.19	—
Surplus property depreciation and interest expense(4)	0.03	—	0.16	—
Note receivable charges(5)	—	—	0.23	—
Loss on debt extinguishment(6)	—	0.01	—	0.05
Interest expense on senior notes(7)	—	—	—	0.06
Inventory fair value adjustment(8)	—	—	—	0.21
Legal reserve charge, net of settlement income(9)	—	0.04	0.02	0.04
Discontinued operations store closures and other charges, net(10)	0.19	0.01	0.79	0.26
Tax impact of adjustments and adjusted effective tax rate(11)	(0.61)	(0.20)	(2.37)	(2.17)
Impact of dilutive shares(12)	—	—	(0.02)	—
Adjusted net income per diluted common share(11)(12)	$1.40	$0.61	$1.87	$1.66

(1)
Fiscal 2020 year-to-date reflects a goodwill impairment charge attributable to a reorganization of our reporting units and a sustained decrease in market capitalization and enterprise value of the Company, resulting in a decline in the estimated fair value of the U.S. Wholesale reporting unit. In addition, this charge includes a goodwill finalization charge attributable to the SUPERVALU acquisition and an asset impairment charge. Fiscal 2019 year-to-date reflects a goodwill impairment charge attributable to the SUPERVALU acquisition.

(2)
Fiscal 2020 year-to-date primarily reflects integration charges, closed property reserve charges and administrative and operational restructuring costs. Fiscal 2019 year-to-date primarily reflects expenses resulting from the acquisition of SUPERVALU and acquisition and integration expenses, including employee-related costs.

(3)	Reflects a non-cash pension settlement charge associated with the acceleration of a portion of the accumulated unrecognized actuarial loss as a result of the lump sum settlement payments.

(4)
Reflects surplus, non-operating property depreciation and interest expense, including accelerated depreciation related to a location on which we recognized a gain that is included in Restructuring, acquisition and integration related expenses.

(5)	Reflects reserves and charges for notes receivable issued by the SUPERVALU business prior to its acquisition to finance the purchase of stores by its customers.

(6)
Reflects non-cash charges related to the acceleration of unamortized debt issuance costs due to term loan prepayments and extinguishment charges from the Company’s term loan, which was in place prior to the acquisition of SUPERVALU.

(7)	Interest expense recorded on the SUPERVALU senior notes in the mandatory 30-day redemption notice period.

(8)	Reflects a non-cash charge related to the step-up of inventory values as part of purchase accounting.

(9)	Reflects a charge to settle a legal proceeding and a charge related to our assessment of legal proceedings, net of income received to settle a legal proceeding.

(10)	Amounts represent store closure charges and costs, operational wind-down and inventory charges, and asset impairment charges related to discontinued operations.

(11)
Represents the tax effect of the pre-tax adjustments and beginning in the first quarter of fiscal 2020 an adjustment to utilize an adjusted effective tax rate to calculate Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the exercise of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the true operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations. For the third quarter of fiscal 2020 and fiscal 2020 year-to-date, the use of the effective tax rate methodology used in fiscal 2019 to calculate Adjusted EPS would have resulted in the tax impact of adjustments being ($0.54) and ($2.39) per diluted share, respectively, and Adjusted EPS of $1.47 and $1.85, respectively. If the Company had utilized an adjusted effective tax rate in calculating Adjusted EPS in the third quarter of fiscal 2019 and fiscal 2019 year-to-date, the tax impact of adjustments using the adjusted effective tax rate would have been ($0.21) and ($2.34) per diluted share, respectively, and Adjusted EPS would have been $0.60 and $1.49 per diluted share, respectively.

(12)	The computation of diluted earnings per share is calculated using diluted weighted average shares outstanding, which includes the net effect of dilutive stock awards.

Reconciliation of 2020 Guidance for Estimated Net Loss per diluted Common Share to Estimated Non-GAAP Adjusted Net Income per diluted Common Share (unaudited)

	Fiscal Year Ending August 1, 2020
	Low Range	Estimate	High Range
Net loss attributable to United Natural Foods, Inc. per diluted common share	$(5.85)		$(5.65)
Goodwill and asset impairment charges		7.95
Restructuring, acquisition and integration related expenses		1.02
Note receivable charges		0.23
Pension settlement charge		0.19
Surplus property depreciation and interest expense		0.19
Legal reserve charge, net of settlement income		0.02
Discontinued operations store closures and other charges, net		0.79
Retail depreciation and amortization expense attributable to fiscal 2019(1)		0.45
Tax impact of adjustments and adjusted effective tax rate(2)		(2.62)
Impact of diluted shares(3)		(0.07)
Adjusted net income per diluted common share (Retail in Continuing Operations)	$2.30		$2.50
Retail Depreciation and amortization expense attributable to fiscal 2020, net of tax(4)		0.30
Adjusted net income per diluted common share (Retail in Discontinued Operations)(5)	$2.60		$2.80

(1)
Reflects estimated pre-tax depreciation and amortization expense required to be recorded in the fourth quarter of fiscal 2020, which the Company attributes to the time period from the SUPERVALU acquisition date through the end of fiscal 2019 based on useful lives assigned to the underlying retail assets expected to be brought back into Continuing Operations.

(2)
The estimated adjusted effective tax rate excludes the potential impact of changes in uncertain tax positions, tax impacts related to ASU 2006-09 regarding stock compensation and valuation allowances. Refer to the reconciliation for adjusted effective tax rate. The impact of the adjusted effective tax rate as compared to the GAAP effective tax rate represents approximately $0.57 of the $2.62.

(3)	The computation of diluted earnings per share is calculated using diluted weighted average shares outstanding, which includes the net effect of dilutive stock awards.

(4)
Reflects estimated after-tax depreciation and amortization expense required to be recorded in the fourth quarter of fiscal 2020, which the Company attributes to fiscal 2020 based on useful lives assigned to the underlying retail assets expected to be brought back into continuing operations. These assets were previously included in Discontinued Operations and were not being depreciated.

(5)
Fiscal year ending August 1, 2020 Adjusted net income per diluted common share includes results of operations of Cub Foods and certain Shoppers Food Warehouse stores included in Continuing Operations with an estimated $0.30 per share in annual depreciation and amortization expense. These assets were previously included in Discontinued Operations and were not being depreciated.

Reconciliation of 2020 Guidance for Net loss Attributable to United Natural Foods, Inc. to Adjusted EBITDA (unaudited)

	Fiscal Year Ending August 1, 2020
(in thousands)	Low Range	Estimate	High Range
Net loss attributable to United Natural Foods, Inc. (Retail in Continuing Operations)	$(317,000)		$(305,000)
Depreciation and amortization on retail assets, net of tax(1)		38,000
Net loss attributable to United Natural Foods, Inc. (Retail in Discontinued Operations)	(279,000)		(267,000)
Benefit for income taxes	(72,000)		(69,000)
Goodwill and asset impairment charges		425,000
Restructuring, acquisition and integration related costs		54,000
Note receivable charges		13,000
Pension settlement charge		10,000
Closed property depreciation and interest expense		10,000
Legal settlement income, reserve charge		2,000
Discontinued operations store closures and other charges, net		40,000
Net interest expense		190,000
Other (income) expense, net		(2,000)
Depreciation and amortization (excluding Retail)		279,000
Share-based compensation		35,000
Net periodic benefit income, excluding service costs		(50,000)
Adjusted EBITDA(2)	$655,000		$670,000

(1)
Reflects estimated after-tax depreciation and amortization expense required to be recorded in the fourth quarter of fiscal 2020, which the Company attributes to the time period from the SUPERVALU acquisition date through fiscal 2020 based on useful lives assigned to the underlying retail assets expected to be brought back into continuing operations. These assets were previously included in Discontinued Operations and were not being depreciated.

(2)	There was no change to fiscal year ending August 1, 2020 Adjusted EBITDA due to the inclusion of Cub Foods and Shoppers Food Warehouse.

Reconciliation of Estimated 2020 and Actual 2019 U.S. GAAP Effective Tax Rate to Adjusted Effective Tax Rate (unaudited)

	Estimated Fiscal 2020	Actual Fiscal 2019
U.S. GAAP Effective Tax Rate	21%	18%
Discrete quarterly recognition of GAAP items(1)	1%	(2)%
Tax impact of other charges and adjustments(2)	3%	—%
Changes in valuation allowances(3)	(3)%	—%
Impact of Goodwill Impairment	13%	11%
Impact of CARES Act(4)	(8)%	—%
Other(5)	2%	—%
Adjusted Effective Tax Rate	29%	27%
Note: As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate for actual results.

(1)
Reflects changes in tax laws excluding the CARES Act, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.

(2)	Reflects the tax impact of pre-tax adjustments other than the goodwill impairment that are excluded from pre-tax income when calculating Adjusted EPS.

(3)	Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.

(4)	Reflects the impact of tax loss carrybacks to 35% tax years allowed under the CARES Act as compared to the 21% tax rate applicable to tax loss carryforwards.

(5)
Tax impacts related to full-year forecasted tax opportunities and related costs. The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company will re-evaluate its estimated adjusted effective tax rate as appropriate throughout the year and adjust for any material changes. The actual adjusted effective tax rate at the end of the fiscal year will be based on actual results and may differ from the estimated adjusted effective tax rate used during the year.